AMENDMENT TO THE DISTRIBUTION AGREEMENT BETWEEN
OLD MUTUAL FUNDS II
AND OLD MUTUAL INVESTMENT PARTNERS DATED JULY 8, 2004

AS AMENDED AS OF MAY 20, 2011

THIS AMENDMENT dated May 20, 2011 to the Distribution Agreement dated July 8, 2004, as amended (the “Distribution Agreement”), by and between Old Mutual Funds II (“OMF II”) and Old Mutual Investment Partners (“OMIP”), shall be as follows:

WHEREAS, effective after the close of business May 20, 2011, the Old Mutual Strategic Small Company Fund was renamed the Old Mutual Copper Rock International Small Cap Fund.

NOW, THEREFORE, the parties agree as follows:

1.           Exhibit A to the Distribution Agreement shall be replaced with the Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first written above.

OLD MUTUAL FUNDS II

By:	/s/ Julian F. Sluyters
Name:	Julian F. Sluyters
Title:	President

OLD MUTUAL INVESTMENT PARTNERS

By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Financial Officer

EXHIBIT A TO DISTRIBUTION AGREEMENT
DATED JULY 8, 2004, AS AMENDED, BETWEEN
OLD MUTUAL FUNDS II AND
OLD MUTUAL INVESTMENT PARTNERS

AS AMENDED AS OF MAY 20, 2011

Old Mutual Analytic U.S. Long/Short Fund
Old Mutual Barrow Hanley Core Bond Fund
Old Mutual Barrow Hanley Value Fund
Old Mutual Cash Reserves Fund
Old Mutual Copper Rock International Small Cap Fund
Old Mutual Dwight High Yield Fund
Old Mutual Dwight Intermediate Fixed Income Fund
Old Mutual Dwight Short Term Fixed Income Fund
Old Mutual Focused Fund
Old Mutual Heitman REIT Fund
Old Mutual Large Cap Growth Fund
Old Mutual TS&W Mid-Cap Value Fund
Old Mutual TS&W Small Cap Value Fund
Old Mutual US Government Money Market Fund
Old Mutual US Treasury Money Market Fund